UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A
                               (Amendment No. 1)*

                    Under the Securities Exchange Act of 1934

                               EPIQ Systems, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    26882D109

                                 (CUSIP Number)

                                February 23,2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 Pages

CUSIP No. 26882D109                  13G/A                   Page 2 of 15 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3) SEC USE ONLY
-------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.90%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26882D109                  13G/A                   Page 3 of 15 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.90%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26882D109                  13G/A                   Page 4 of 15 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.90%
-------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            PN
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26882D109                  13G/A                   Page 5 of 15 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.90%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26882D109                  13G/A                   Page 6 of 15 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.90%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26882D109                  13G/A                   Page 7 of 15 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.90%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26882D109                  13G/A                   Page 8 of 15 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.90%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26882D109                  13G/A                   Page 9 of 15 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.90%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26882D109                  13G/A                  Page 10 of 15 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    $25,000,000 principal amount of 4% Contingent Convertible
                    Notes, convertible into 1,428,571 shares of Common Stock
                    (See Item 4(a))
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.90%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26882D109                 13G/A                   Page 11 of 15 Pages


This Amendment No. 1 (this "Amendment") amends and restates in its entirety the statement on Schedule 13G filed on March 21, 2006 (as amended, the "Schedule 13G") with respect to shares of common stock (the "Common Stock") of EPIQ Systems, Inc., a Missouri corporation (the "Company"). This Amendment is filed to correct the date of the event which requires filing of the Schedule 13G and an error in the CIK number of the filing person.

Item 1.

(a)  Name of Issuer

        EPIQ Systems, Inc. (the "Company").

(b)  Address of Issuer's Principal Executive Offices

        501 Kansas Avenue
        Kansas City, KS  66105

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


        Highbridge International LLC
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital Corporation
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital L.P.
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:    State of Delaware

        Highbridge Master L.P.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

CUSIP No. 26882D109                 13G/A                   Page 12 of 15 Pages


        Highbridge GP, Ltd.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

        Highbridge GP, LLC
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

        Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        Glenn Dubin
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

        Henry Swieca
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

Item 2(d)  Title of Class of Securities

        Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)  CUSIP Number

        26882D109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

CUSIP No. 26882D109                 13G/A                   Page 13 of 15 Pages


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

                As of the date of this filing, each Reporting Person may be deemed the beneficial owner of the $25,000,000 principal amount of 4% Contingent Convertible Notes, convertible into 1,428,571 shares of Common Stock owned by Highbridge International LLC.

                Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of Common Stock owned by Highbridge International LLC.

        (b) Percent of class:

            The Company's Form 10-K for the fiscal year ended December 31, 2005 indicates that the Company had 19,264,871 shares of Common Stock outstanding as of February 22, 2006. Therefore, based on the Company's outstanding Common Stock, each Reporting Person may be deemed to beneficially own 6.90% of the outstanding Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person.

        (c) Number of shares as to which such person has:

CUSIP No. 26882D109                 13G/A                   Page 14 of 15 Pages


                (i)   Sole power to vote or to direct the vote

                      0

                (ii)  Shared power to vote or to direct the vote

                      See Item 4(a)

                (iii) Sole power to dispose or to direct the disposition of

                      0

                (iv)  Shared power to dispose or to direct the disposition of

                      See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

        Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

        Not applicable.

Item 8.  Identification and Classification of Members of the Group

      See Exhibit I.


Item 9.  Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

        By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 26882D109                    13G/A                Page 15 of 15 Pages


SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: March 27, 2006

HIGHBRIDGE INTERNATIONAL LLC             HIGHBRIDGE CAPITAL L.P.

                                         By: Highbridge GP, LLC
By: /s/ Howard Feitelberg                    its General Partner
    -------------------------
Name:  Howard Feitelberg
Title: Director


                                         By: /s/ Clive Harris
                                             ----------------------
                                         Name:  Clive Harris
                                         Title: Director


HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE GP, LTD.


By: /s/ Howard Feitelberg
    -------------------------
Name:  Howard Feitelberg
Title: Controller                        By: /s/ Clive Harris
                                             ------------------------
                                         Name:  Clive Harris
                                         Title: Director

HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.
    its General Partner
                                         By: /s/ Carolyn Rubin
                                             ------------------------
                                         Name:  Carolyn Rubin
                                         Title: Deputy General Counsel

By: /s/ Clive Harris
    -------------------------
Name:  Clive Harris
Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                     /s/ Henry Swieca
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Name:  Clive Harris                       HENRY SWIECA
Title: Director




/s/ Glenn Dubin
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GLENN DUBIN